CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$2,485,000	$284.78

(1)            Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated June 22, 2012 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,485,000 Contingent Buffered Return Enhanced Notes due July 10, 2013 Linked to the Common Stock of Starbucks Corporation Global Medium-Term Notes, Series A

General

•	The Notes are designed for investors who seek a payment at maturity linked to the appreciation of the linked share, subject to the maximum return on the Notes.
•	Investors should be willing to forgo interest and dividend payments and, if the linked share declines in price, be willing to lose some or all of their principal.
•	Senior unsecured obligations of Barclays Bank PLC maturing July 10, 2013†.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	The Notes priced on June 22, 2012 (the “pricing date”) and are expected to issue on or about June 27, 2012 (the “issue date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	Starbucks Corporation (the “linked share”) (Bloomberg ticker symbol “SBUX UQ <Equity>“)

Knock-Out Event:	A Knock-Out Event occurs if, on the final valuation date, the Final Price has decreased, as compared to the Initial Price, by more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	25.00%

Maximum Return:	20.00% (resulting in a maximum payment at maturity of $1,200.00 per $1,000 principal amount Note)

Contingent Minimum Return:	6.00%

Payment at Maturity:

The amount you will receive at maturity is based on the Reference Asset Return, subject to the maximum return on the Notes.  At maturity, your payment per $1,000 principal amount of Note will be determined as follows:

If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the linked share. Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Reference Asset Return)

If a Knock-Out Event occurs, your Notes will be fully exposed to any decline in the linked share and you will  lose some or all of your investment at maturity.

If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the linked share, subject to the Contingent Minimum Return and the maximum return on the Notes.  Under these circumstances, your payment at maturity per $1,000 principal amount Note will equal $1,000 plus the product of (a) $1,000 and  (b) the greater of (i) the Reference Asset Return, and (ii) the Contingent Minimum Return, subject to the maximum return on the Notes, calculated as follows:

$1,000 + ($1,000 × the greater of (i) Reference Asset Return and (ii) Contingent Minimum Return)

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Reference Asset Return:	The performance of the linked share from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$54.64, the closing price of the linked share on the pricing date.

Final Price:	The closing price of the linked share on the final valuation date.

Final Valuation Date:	July 5, 2013†

Maturity Date:	July 10, 2013†

CUSIP/ISIN:	06741TBQ9 /US06741TBQ94

†                      Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1.00%	99.00%
Total	$2,485,000	$24,850	$2,460,150

1                      The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of 1.00%, is 99.00%.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Linked Share?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below are based on the Initial Price of $54.64 and the Final Prices as set forth below.  The actual Final Price will be determined on the final valuation date.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.

		Knock-Out Event Has Not Occurred[1]		Knock-Out Event Has Occurred [2]
Final Price	Reference Asset Return	Payment at Maturity	Total Return on Notes	Payment at Maturity	Total Return on Notes
$81.96	50.00%	$1,200.00	20.00%	N/A	N/A
$76.50	40.00%	$1,200.00	20.00%	N/A	N/A
$71.03	30.00%	$1,200.00	20.00%	N/A	N/A
$65.57	20.00%	$1,200.00	20.00%	N/A	N/A
$62.84	15.00%	$1,150.00	15.00%	N/A	N/A
$60.10	10.00%	$1,100.00	10.00%	N/A	N/A
$57.37	5.00%	$1,060.00	6.00%	N/A	N/A
$56.01	2.50%	$1,060.00	6.00%	N/A	N/A
$54.64	0.00%	$1,060.00	6.00%	N/A	N/A
$51.91	-5.00%	$1,060.00	6.00%	N/A	N/A
$49.18	-10.00%	$1,060.00	6.00%	N/A	N/A
$43.71	-20.00%	$1,060.00	6.00%	N/A	N/A
$40.98	-25.00%	$1,060.00	6.00%	N/A	N/A
$38.25	-30.00%	N/A	N/A	$700.00	-30.00%
$32.78	-40.00%	N/A	N/A	$600.00	-40.00%
$27.32	-50.00%	N/A	N/A	$500.00	-50.00%
$21.86	-60.00%	N/A	N/A	$400.00	-60.00%
$16.39	-70.00%	N/A	N/A	$300.00	-70.00%
$10.93	-80.00%	N/A	N/A	$200.00	-80.00%
$5.46	-90.00%	N/A	N/A	$100.00	-90.00%
$0.00	-100.00%	N/A	N/A	$0.00	-100.00%

1Final Price has not declined by more than 25.00% from the Initial Price.

2Final Price has declined by more than 25.00% from the Initial Price.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the closing price of the linked share decreases from the Initial Price of $54.64 to a Final Price of $51.91, resulting in a Reference Asset Return of -5.00%.  Because a Knock-Out Event has not occurred and the Reference Asset Return is less than the Contingent Minimum Return of 6.00%, the investor benefits from the Contingent Minimum Return and receives a payment at maturity of $1,060.00 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Contingent Minimum Return)

$1,000 + ($1,000 × 6.00%) = $1,060.00

Example 2: A Knock-Out Event has occurred, and the closing price of the linked share decreases from the Initial Price of $54.64 to a Final Price of $32.78, resulting in a Reference Asset Return of -40.00%.  Because a Knock-Out Event has occurred, the investor is exposed to the performance of the linked share and receives a payment at maturity of $600.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Reference Asset Return)

$1,000 + ($1,000 × -40.00%) = $600.00

Example 3: A Knock-Out Event has not occurred, and the closing price of the linked share increases from the Initial Price of $54.64 to a Final Price of $60.10, resulting in a Reference Asset Return of 10.00%.  Because a Knock-Out Event has not occurred and the Reference Asset Return of 10.00% is greater than the Contingent Minimum Return on the Notes, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Reference Asset Return)

$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 4: A Knock-Out Event has not occurred, and the closing price of the linked share increases from the Initial Price of $54.64 to a Final Price of $76.50, resulting in a Reference Asset Return of 40.00%.  Because a Knock-Out Event has not occurred and the Reference Asset Return of 40.00% is greater than the Contingent Minimum Return and greater than the maximum return on the Notes, the investor receives a payment at maturity of $1,200.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Maximum Return)

$1,000 + ($1,000 x 20.00%) = $1,200.00

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The final valuation date, maturity date, payment at maturity and the linked share are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets— Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

•                  Limited Protection Against Loss—If a Knock-Out Event occurs, you will lose 1% of the principal amount of your Notes for every 1% decrease in the Final Price as compared to the Initial Price. If a Knock-Out Event occurs, you will lose some or all of your initial investment.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the linked share.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders.  The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty).  You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory.  You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the linked share.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the linked share and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Asset Return is positive or negative. If the Final Price has declined, as compared to the Initial Price, by more than the Knock-Out Buffer Amount of 25.00%, a Knock-Out Event will have occurred, and the protection provided by the Contingent Minimum Return will terminate.  IF A KNOCK-OUT EVENT OCCURS, YOUR INVESTMENT WILL BE FULLY EXPOSED TO ANY DECLINE IN THE FINAL PRICE AS COMPARED TO THE INITIAL PRICE AND YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•                  Your Maximum Gain on the Notes Is Limited to the Maximum Return—If a Knock-Out Event has not occurred and the Reference Asset Return is greater than the Contingent Minimum Return, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the linked share, which may be significant.  We refer to this percentage as the maximum return, which is 20.00%.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Owning the Notes is Not the Same as Owning the Linked Share — The return on your Notes may not reflect the return you would realize if you actually owned the linked share. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the linked shares would have.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity— While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  The Payment at Maturity on Your Notes is Not Based on the Price of the Linked Share at Any Time Other than the Closing Price of the Linked Share on the Final Valuation Date—The payment due on maturity of the Notes will be based solely on the closing price of the linked share on the final valuation date relative to the closing price on the pricing date (subject to adjustments as described in the prospectus supplement). Therefore, if price of the linked share drops precipitously on the final valuation date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the linked share at a time prior to such drop.  Although the price of the linked share on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the price of the linked share at any time other than the final valuation date.

•                  Single Equity Risk — The price of the linked share can rise or fall sharply due to factors specific to the linked share and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  We urge you to review financial and other information filed periodically with the SEC by the issuer of the linked share.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Antidilution Adjustments — For certain corporate events affecting the linked share, the calculation agent may make adjustments to the amount payable at maturity.  However, the calculation agent will not make such adjustments in response to all events that could affect the linked share.  If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected.  In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error.  You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

•                  In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Linked Share — Following certain corporate events relating to the issuer of the linked share where the issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC may be based on the shares of a successor to the issuer of the linked share or any cash or any other assets distributed to holders of the linked share in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the linked share;

o                 the time to maturity of the Notes;

o                 the dividend rate on the linked share;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act,” are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the linked share can be located by reference to the linked share’s SEC file number specified below.

The summary information below regarding the company issuing the linked share comes from the issuer’s SEC filings. You are urged to refer to the SEC filings made by such issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects.  The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer. We have not undertaken any independent review or due diligence of the SEC filings of the company issuing the linked share or of any other publicly available information regarding such issuer.

Starbucks Corporation

According to publicly available information, Starbucks Corporation (the “Company”) purchases and roasts whole bean coffees that are sold, along with coffee and tea beverages and a variety of food items, through company-operated stores.  The Company also sells a variety of coffee and tea products and licenses its trademarks through other channels such as licensed stores, grocery and national foodservice accounts.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-20322, or its CIK Code: 0000829224. The Company’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “SBUX”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Information

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We have not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg.  The historical performance of the linked share should not be taken as an indication of the future performance of the linked share during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)

1/3/2005	3/31/2005	30.80	24.78	25.83
4/1/2005	6/30/2005	28.13	22.78	25.83
7/1/2005	9/30/2005	26.35	23.08	25.05
10/3/2005	12/30/2005	31.96	24.91	30.01
1/3/2006	3/31/2006	37.64	30.24	37.64
4/3/2006	6/30/2006	39.63	34.93	37.76
7/3/2006	9/29/2006	38.02	29.55	34.05
10/2/2006	12/29/2006	39.49	33.62	35.42
1/3/2007	3/30/2007	36.29	29.32	31.36
4/2/2007	6/29/2007	31.84	25.51	26.24
7/2/2007	9/28/2007	28.25	25.87	26.20
10/1/2007	12/31/2007	26.84	20.03	20.47
1/2/2008	3/31/2008	20.45	16.80	17.50
4/1/2008	6/30/2008	18.60	15.66	15.74
7/1/2008	9/30/2008	16.93	13.58	14.87
10/1/2008	12/31/2008	14.80	7.17	9.46
1/2/2009	3/31/2009	12.39	8.27	11.11
4/1/2009	6/30/2009	15.30	11.17	13.89
7/1/2009	9/30/2009	20.76	12.97	20.65
10/1/2009	12/31/2009	23.80	18.75	23.06
1/1/2010	3/31/2010	25.56	21.70	24.27

Quarter Begin	Quarter End	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)

4/1/2010	6/30/2010	28.12	24.24	24.30
7/1/2010	9/30/2010	26.28	22.86	25.58
10/1/2010	12/31/2010	32.93	25.69	32.13
1/3/2011	3/31/2011	37.97	31.53	36.95
4/1/2011	6/30/2011	39.49	34.86	39.49
7/1/2011	9/20/2011	41.16	34.05	41.08
10/1/2011	12/30/2011	46.45	36.20	46.01
1/3/2012	3/30/2012	56.26	45.34	55.89
4/2/2012	6/22/2012*	61.67	51.27	54.64

*As of the date of this pricing supplement, information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 22, 2012. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second quarter of 2012.

The following graph illustrates the historical performance of the linked share based on the daily closing price from January 3, 2005 through June 22, 2012. The linked share’s closing price on June 22, 2012 was $54.64.

We obtained the historical trading price information below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the linked share should not be taken as an indication of future performance, and no assurance can be given as to the linked share closing price on any day during the term of the Notes, including on the final valuation date.  We cannot give you assurance that the performance of the linked share will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $10.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.